Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc. and Subsidiaries on Form S-1, Amendment No. 6, File No. 333-135584, of our report dated June 21, 2006, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2006 and 2005 and for the three years in the period ended March 31, 2006, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum & Kliegman LLP
New York, New York
January 2, 2007